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                                       OREGON STEEL MILLS, INC.


                                                                                  EXHIBIT 11

                                   STATEMENT REGARDING COMPUTATION
                                        OF PER SHARE EARNINGS
                            (In thousands, except per share data amounts)

                                           Three Months Ended                Six Months Ended
                                                 June 30,                         June 30,
                                         ------------------------         ----------------------
                                            1997           1996             1997          1996
                                         ---------      ---------         -------       --------

Weighted average number of common
   shares outstanding                       25,694         20,155          25,694        19,789

Common stock equivalents arising
   from 598 shares of stock to be
   issued March 2003                           598            598             598           598
                                           -------        -------         -------       -------

                                            26,292         20,753          26,292        20,387
                                           =======        =======         =======       =======

Net income                                 $ 8,226        $ 4,123         $15,348       $10,641
                                           =======        =======         =======       =======

Primary and fully diluted
   net income per common and
   common equivalent share                    $.31           $.20            $.58          $.52
                                              ====           ====            ====          ====



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